EXHIBIT 4

ENTERPRISE BANCSHARES, INC.

INCENTIVE STOCK OPTION PLAN OF 1997

(As Amended)

1. Purpose. The purpose of this Incentive Stock Option Plan of 1997 (“Plan”) is to strengthen Enterprise Bancshares, Inc., a Tennessee corporation (the “Corporation“) and its Subsidiaries, including, but not limited to, Enterprise National Bank (the “Bank”) by providing a means of retaining and attracting competent management personnel and by providing to participating officers and other key employees and directors or consultants of the Corporation and its Subsidiaries added incentive for high levels of performance and for unusual efforts to increase the earnings of the Corporation and its Subsidiaries through the opportunity for stock ownership in the Corporation offered under this Plan.

It is intended that the options granted to employees under the terms of this Plan will, to the maximum extent permitted by law, constitute “Incentive Stock Options” as contemplated by and defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code” ). The options granted to directors or consultants shall be considered ANonqualified Stock Options.@

2. Administration. The Board of Directors of the Corporation (“Board”) shall appoint an option committee (“Plan Committee”) to administer the Plan, which Plan Committee shall consist of not less than three members of the Board, one of whom shall be the President of the Corporation and another of whom shall be an Executive Vice President or other officer of the Corporation who serves on the Board of Directors of the Corporation. The number of members of the Plan Committee shall be determined by the President of the Corporation. The decision of a majority of the members of the Plan Committee shall constitute the decision of the Plan Committee and the Plan Committee may act either at a meeting at which a majority of the members of the Plan Committee is present, or by a writing signed by all of the members of the Plan Committee. The Plan Committee shall have full power and authority to construe, interpret and administer the Plan and may from time to time adopt such rules and regulations for carrying out this Plan as it may deem proper and in the best interests of the Corporation. The Plan Committee shall have the sole, final and conclusive authority to determine, consistent with and subject to the provisions of the Plan:

A.	The individuals (“Optionees”) to whom options shall be granted under the Plan;

B.	The number of shares of the common stock of the Corporation, $1.00 par value per share (“Common Stock”) to be granted under each option;

C.	The price to be paid for the Common Stock upon the exercise of each option (“Option Price”); and

D.	The terms and conditions of each option between the Corporation and an Optionee.

If the Corporation registers any class of any equity security pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, from the effective date of such registration until six months after the termination of such registration, the Plan shall be administered by a Committee of directors which shall consist of not less than two members, who during the one year prior to service as an administrator of the Plan, shall not have been granted or awarded equity securities pursuant to the plan or any other plan of the Corporation or any of its Affiliates except as permitted under Rule

16b-3 under said Exchange Act which provides that participation in a formula plan meeting the conditions of Rule 16(b)(3)(c)(2)(ii) or in an ongoing securities acquisition plan meeting the conditions in Rule 16(b)(3)(d)(2)(i) shall not disqualify a member of the Committee from serving as an administrator of the Plan. In addition, an election to receive an annual retainer fee in either cash or an equivalent amount of securities, or partly in cash and partly in securities, shall not disqualify a member of the Committee from serving as an administrator of the Plan.

3. Eligibility. The employees of the Corporation or any of its Subsidiaries who, in the opinion of the Plan Committee, are from time to time materially responsible for the management of the business or who have materially contributed or are expected to materially contribute to the successful performance of the Corporation or any of its Subsidiaries, shall be eligible to be granted options under the Plan; provided, however, that no employee may be granted options if, at the time such options are granted, the employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any of its Subsidiaries. The terms “Subsidiary” or “Subsidiaries,” as used herein, mean any company or companies whose relationship to the Corporation, whether established before or after adoption of this Plan, is such that the Corporation would be deemed to be the “parent corporation” of such company or companies within the meaning of Section 424(e) of the Code. For purposes of the Plan and only for purposes of the Plan, and in regard to Nonstatutory Stock Options but not for Incentive Stock Options, a consultant or director of the Corporation or any Subsidiary shall be deemed to be an employee, and service as a consultant or director with the Corporation or any subsidiary shall be deemed to be employment, but no Incentive Stock Option shall be granted to a consultant or director who is not an employee of the Corporation or any Subsidiary within the meaning of Section 3401 of the Internal Revenue Code and the regulations thereunder. In the case of a non-employee director or Consultant, the provisions governing the terms of the option for purposes of the Plan shall be set forth in a ANonqualified Stock Option Agreement@ between the Optionee and the Corporation.

4. Stock Subject to Plan. The aggregate number of shares of Common Stock which may be issued under the Plan shall not exceed 500,000 shares; subject, however, to adjustment as provided in Section 6 hereof. Either authorized and unissued shares or shares reacquired by the Corporation, including shares purchased in the open market, may be delivered under the Plan. If any option shall expire or terminate for any reason as to any shares, such shares shall again become available under the Plan.

5. Terms of Incentive Stock Options. Each option shall be evidenced by a written agreement (a “1997 Incentive Stock Option Agreement”) between the Corporation and the Optionee, and shall be subject to the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Plan Committee may deem appropriate in each case:

A. Option Price. The Option Price per share of Common Stock shall be set by the grant but shall in no instance be less than Fair Market Value on the date of grant. For purposes hereof, the Fair Market Value of the Common Stock shall be determined as follows:

[1] If the Common Stock is listed on a national securities exchange, the Fair Market Value shall be the average of the closing prices of the Common Stock on the composite tape for the 10 consecutive trading days immediately preceding such date;

[2] If the Common Stock is traded on the over-the-counter market (which, for these purposes, does not include “pink sheet” trading by a limited number of broker/dealers), Fair Market Value shall be the average between the bid and ask price for the Common Stock at the close of trading for the 10 consecutive trading days immediately preceding such given date; or

[3] If the Common Stock is not traded on the over-the-counter market or a national securities exchange, the Plan Committee shall determine Fair Market Value. In its determination of Fair Market Value, the Plan Committee may rely on any or all of the following factors, appropriately weighted in the Plan Committee’s sole discretion:

(i) the value as determined by an independent outside appraisal,

(ii) the nature of the Corporation’s business and the history of the Corporation from its inception,

(iii) the economic outlook in general and the condition and outlook of the Corporation’s industry,

(iv) the book value of the Common Stock and the financial condition of the Corporation, along with the earnings capacity of the Corporation and its Subsidiaries,

(v) the dividend-paying capacity of the Corporation, and whether or not the Bank or any other Subsidiary has goodwill or other intangible value,

(vi) any prior sales of (or bonafide offers to purchase) Common Stock and the size of the block of Common Stock to be currently valued, and

(vii) the market price of corporations engaged in the same or a similar line of business as the Corporation which have their stock actively traded in a free and open market, either on an established exchange or on the over-the-counter market.

B. Period for Exercise of Option. The option shall be exercisable in such manner and within such period or periods as shall be determined by the Plan Committee upon payment in full in cash and/or Common Stock of the Option Price. If payment of the Option Price is made in Common Stock, the value of the Common Stock used for payment of the Option Price shall be based on the Market Price of the Common Stock as determined on the business day preceding the day the notice of exercise is sent to the Secretary of the Corporation. The option shall lapse at the earliest of the following times:

[1] ten (10) years after the date of grant; or

[2] twelve (12) months after termination of employment, other than discharge for cause, permanent and total disability or death, but [i] only to the extent the Optionee had the right to exercise such option at the date of such termination, and [ii] if the termination was the result of the resignation of the Optionee; or

[3] immediately upon termination of employment through discharge for cause as determined by the Plan Committee in its sole discretion; or

[4] one (1) year after termination of employment by reason of death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code); or

[5] any earlier times set by the grant.

Options granted under this Plan may vest immediately, in increments over a period of time not to exceed 10 years, upon the achievement of certain objectives or operating goals, or such other conditions as the Plan Committee may, in its sole discretion, determine. Each option granted is not required to be identical to any other option the Plan Committee may determine to grant. Options may be exercised on or after the date of grant in one or more installments, subject to Section 5.C. hereof. If the holder of the option shall not purchase all of the Common Stock which he or she is entitled to purchase in any given installment period, the right to purchase the Common Stock not purchased in such installment period shall continue until the lapse or termination of such. No option or installment thereof shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded.

Leaves of Absence. Leaves of absence approved by the Plan Committee or a transfer of employment from the Corporation to any Subsidiary or from a Subsidiary to the Corporation or any other Subsidiary or parent, shall not constitute termination of employment; provided, however, that any leave of absence exceeding ninety (90) days shall be treated as a termination of employment on the 91st day of such leave unless the Optionee’s right to reemployment with the Corporation (or a related corporation) is guaranteed either by statute or by contract.

Disability. If any Optionee ceases to be an employee of the Corporation or any of its Subsidiaries by reason of permanent and total disability (within the meaning of Section 22(e)(3) of the Code), any option granted to him or her pursuant to the Plan may be exercised by him or her within one (1) year after the date of his or her cessation of employment (but not later than ten (10) years after the date such option was granted) to the full extent such option was exercisable on the date of such cessation.

Death. In the event of the death of an Optionee while in the employ of the Corporation or any of its Subsidiaries and within ten (10) years after the date on which an option is granted, such option granted to him or her pursuant to the Plan may be exercised within one (1) year after the date of his or her death by his estate or by the person or persons entitled thereto by will or by applicable laws of descent and distribution (“Optionee Representative”), to the full extent such option was exercisable on the date of his or her death (provided, however, that in no event shall an option be exercisable after the expiration of ten (10) years from date of grant).

C. Maximum Amount. Notwithstanding any provisions contained herein to the contrary, except to the extent provided otherwise by Section 5.D., the aggregate Fair Market Value (determined at the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by such Optionee during any calendar year (under all incentive stock option plans of the Optionee’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

D. Acceleration. Notwithstanding the provisions of Section 5.B. or Section 5.C. to the contrary, if there is a Change in Control of the Corporation, as defined by Section 7, then the exercise dates of all outstanding options shall accelerate so that each option outstanding shall vest and may be exercised on or after the date of the Change in Control of the Corporation.

6. Adjustment of Shares. In the event of capital adjustment after the effective date of the Plan in the Common Stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or any other similar change (after the effective date of the Plan) in the nature or number of shares of Common Stock of the Corporation, a proportionate adjustment shall be made in the maximum number and kind of shares which may be delivered under the Plan, and in the Option Price under and the number and kind of shares of Common Stock covered by outstanding options granted under the Plan. By virtue of such a capital adjustment, the price of any share under option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any such option. Such determination by the Plan Committee shall be conclusive.

Without limiting the generality of the foregoing, if [a] there is a Change in Control of the Corporation, as hereafter defined, and [b] as a result of the transactions contemplated by the Change in Control, another person or entity (a “Successor”) will acquire all or a substantial portion of the assets or outstanding capital stock of the Corporation, then the kind of shares of common stock which shall be subject to the Plan and to each outstanding option shall automatically be converted into and replaced by shares of common stock, or such other class of equity securities having rights and preferences no less favorable than common stock of the Successor, and the number of shares subject to the options and the purchase price per share upon exercise of the options shall be correspondingly adjusted, so that, by virtue of such Change in Control of the Corporation, each optionee shall have the right to purchase [i] that number of shares of the Successor which, as of the date of the Change in Control, have a fair market value equal to the fair market value of the shares of the Corporation theretofore subject to an option, [ii] for a purchase price per share which, when multiplied by the number of shares of the Successor subject to the option, shall equal the aggregate exercise price at which the Optionee could have acquired shares of the Corporation under such option.

The granting of an option pursuant to this Plan shall not affect in any way the right and power of the Corporation to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all of any part of its business or assets; provided, however, that the Corporation shall not, and shall not permit its Subsidiaries to, recommend or agree or consent to a transaction or series of transactions which would result in a Change of Control of the Corporation unless and until the person or persons acquiring or succeeding to assets or capital stock of the Corporation or its Subsidiaries as a result of such transaction or transactions agrees to be bound by the terms of the Plan so far as it pertains to options therefore granted and agrees to assume and perform the obligations of the Corporation and its Successor hereunder.

7. Change in Control of the Corporation Defined. The term Change in Control of the Corporation shall mean [a] any share exchange or merger or consolidation of the Corporation or a significant subsidiary of the Corporation if either [i] the Corporation will not be the surviving or acquiring corporation or will not own 100% of the outstanding capital stock of the surviving or acquiring corporation following the consummation of the transactions contemplated by the plan or agreement of exchange, merger or consolidation, or [ii] there will be a substantial change in the proportionate ownership of outstanding shares of voting stock of the Corporation as a result of the transactions contemplated by such plan or agreement of exchange, merger or consolidation; [b] any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the Corporation or a Subsidiary of the Corporation followed by a liquidation of the Corporation; [c] the commencement of any tender offer, exchange offer or other purchase offer for, and/or any agreement to purchase, as much as (or more than) 25% of the outstanding Common Stock of the Corporation or a subsidiary of the Corporation; or [d] the Board or the shareholders of the Corporation approve, adopt, agree to recommend, or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above.

8. Employees’ and Optionees’ Rights. No employee or other person shall have any claim or right to be granted an option under the Plan except as the Plan Committee shall have conferred in its discretion in the administration of the Plan. Participation in the Plan shall not confer upon any Optionee any right with respect to continuation of employment by the Corporation or any of its Subsidiaries, nor interfere with the right of the Corporation or such Subsidiary to terminate at any time the employment of any Optionee. An option shall not confer any rights as a stockholder upon the holder thereof, except only as to shares of Common Stock actually delivered pursuant to the Plan.

9. Privileges of Stock Ownership/Purchase for Investment. Neither the Optionee nor any Optionee Representative shall be entitled to the privilege of stock ownership as to any shares of Common Stock not actually issued and delivered to such Optionee or Optionee Representative. Upon the exercise of an option at a time when there is not in effect a registration statement under the Securities Act of 1933 and any applicable state securities laws (the “Securities Laws”) relating to the shares of Common Stock issuable upon exercise thereof, and available for delivery a prospectus meeting the requirements of the Securities Laws, the shares of Common Stock may be issued only if the Optionee or Optionee Representative represents and warrants in writing to the Corporation that the shares being purchased are being acquired for investment and not with a view to the distribution thereof. The shares of the Common Stock shall contain such legends or other restrictive endorsements as counsel for the Corporation shall deem necessary or proper. No shares of Common Stock shall be purchased upon the exercise of any option unless and until there shall have been satisfied any applicable requirements of the Securities and Exchange Commission or other regulatory agencies having jurisdiction and of any exchanges upon which stock of the Corporation may be listed.

10. Transferability. Solely for purposes of Incentive Stock Options issued under the Plan, the Options are not transferable except by will or the laws of descent and distribution, and then only to the extent provided herein. Such Options may be exercised during the lifetime of the Optionee only by the Optionee and after the death the Optionee, only as provided in Section 5 hereof. With respect to Nonqualified Stock Options, the Options may be transferred by gift or domestic relations order to any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, former spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, niece, nephew (including adoptive relationships), and any person sharing the employee=s household (other than a tenant or employee). Also included as acceptable transferees of Nonqualified Stock Options are entities in which the employee or family members own more than 50 percent of the voting interests and trusts in which family members have more than 50 percent of the beneficial interests.

11. Termination. The Plan shall terminate on March 17, 2007, and may be terminated at any earlier time by the Plan Committee. No option shall be granted hereunder after termination of the Plan. Termination of the Plan, however, shall not affect the validity of any option theretofore granted under the Plan.

12. Amendment. The Plan Committee may amend the Plan from time to time, except that, without the approval of a majority of the votes represented and entitled to be voted at a duly held meeting of the stockholders of the Corporation:

A.	The maximum number of shares of Common Stock which may be delivered under the Plan may not be increased except as provided in Section 6 hereof;

B.	The Option Price under any option may not be reduced except as provided in Section 6 hereof; and

C.	The period during which an option may be exercised may not be extended beyond the period provided in Section 5 hereof.

No amendment of the Plan may, without the consent of the Optionee or Optionee Representative, make any changes in any outstanding option theretofore granted under the Plan which would adversely affect the rights of such Optionee or Optionee Representative.

13. Tax Withholding. The Corporation shall have the right to deduct any sums required by federal, state or local law to be withheld due to the exercise of any option, or alternatively to retain shares of Common Stock otherwise payable to the Optionee pursuant to the exercise of the option in an amount sufficient to satisfy any withholding requirements. Alternatively, the Optionee or Optionee’s Representative may elect to pay such sums to the Corporation by delivering written notice of that election to the Board not less than thirty (30) nor more than sixty (60) days prior to exercise. There is no obligation hereunder that Optionee be advised of the existence of the tax or the amount which the Corporation may be so required to withhold.

14. Governing Law. The Plan, the 1997 Incentive Stock Option Agreements, and the Nonqualified Stock Option Agreements issued hereunder shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

15. Effective Date. This Plan, as amended, is effective as of January 1, 1997; subject, however, to the ratification of the amended Plan by the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting of stockholders to be held on April 19, 2000, or any adjournment thereof. The effective date of each option shall be the day on which it is granted to any Optionee.

Dated this 19th day of April, 2000.

ENTERPRISE BANCSHARES, INC.

By:

Thomas A. Wright, President and CEO

ATTEST:

Secretary